EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Strong Fourth Quarter and Full Year 2024 Financial Results

Strong demand drives 2024 revenue up ~11% to full year record

Company beats full year guidance across key metrics and announces 2025 full year guidance

MIAMI, Feb. 27, 2025 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd. (“NCLC”), “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2024 and provided guidance for the first quarter and full year 2025.

Highlights

  Generated 2024 full year record total revenue of $9.5 billion, increasing ~11% over full year 2023 on 3% capacity growth. GAAP net income was $910.3 million, up 448% compared to 2023, with EPS increasing 386%, to $1.89.
  2024 full year Adjusted EBITDA grew 32% to a record $2.45 billion, compared to $1.86 billion in 2023 with Adjusted EPS of $1.82.
  Total debt was $13.1 billion and Net Leverage was 5.3x at December 31, 2024, a two turn reduction from December 31, 2023 on net cash provided by operating activities of ~$2.0 billion.
  2025 Adjusted EBITDA is expected to be ~$2.72 billion, or an 11.0% increase versus 2024.
  2025 Adjusted Net Income is expected to be ~$1.07 billion, including headwinds from foreign exchange and fuel. Adjusted EPS is expected to be ~$2.05, further establishing a clear path towards our Charting the Course 2026 targets.

“2024 was marked by strategic and transformative milestones for Norwegian Cruise Line Holdings. From launching our Charting the Course strategy, announcing an ambitious newbuild program and the construction of our Great Stirrup Cay pier, and successfully executing brand initiatives and new guest experiences across our entire portfolio, we have laid out a solid foundation for an exciting future,” said Harry Sommer, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “These achievements, driven by the dedication of our over 41,000 team members both shoreside and shipboard, led to exceptional financial performance with record revenue, Net Yield growth, and Adjusted EBITDA, enabling us to further strengthen our balance sheet and reduce our Net Leverage two full turns. Through disciplined cost management and by capitalizing on strong demand, we remain confident in achieving our 2026 Charting the Course targets.”

Full year 2024

  Generated record total revenue of $9.5 billion, an ~11% increase compared to full year 2023 on 3% capacity growth. GAAP net income was $910.3 million, a 448% increase compared to 2023, with EPS increasing 386%, to $1.89. Performance was driven by strong revenue growth and continued execution on cost reductions and efficiencies throughout the year. In 2024, the Company recorded a $162 million or $0.31 per share benefit from a tax valuation allowance release related to US deferred tax assets and a $53 million or $0.10 per share benefit from foreign exchange.
  Gross margin per Capacity Day was up 23% versus 2023 on an as reported and Constant Currency basis. Net Yield growth reached record levels, increasing over prior year by approximately 9.9% on an as reported and Constant Currency basis, due to strong demand and pricing across our deployment.1
  The Company’s sustained focus on margin enhancement drove significant improvements in operating costs. Gross Cruise Costs per Capacity Day was approximately $304 for the year. Adjusted Net Cruise Cost excluding Fuel per Capacity Day was approximately $160 on an as reported and Constant Currency basis, and was up 3.9% as reported and 3.8% on a Constant Currency basis compared to $154 in 2023. Excluding a $5 impact from higher Dry-dock days and related expenses, Adjusted Net Cruise Cost excluding Fuel per Capacity day was up approximately $1, or 1%, year-over-year driven by higher variable compensation.
  Adjusted EBITDA grew 32% to $2.45 billion, a record high, compared to $1.86 billion in 2023. Adjusted EPS grew to $1.82, which includes a $0.10 benefit from foreign exchange.
  Total debt was $13.1 billion. Net Leverage was 5.3x at December 31, 2024, a two turn reduction from December 31, 2023.
  Achieved Adjusted ROIC of 10.9%, a 320 basis point improvement from 7.7% in the prior year.
  Made strong progress and on track towards achieving our Charting the Course 2026 targets announced at our May 2024 Investor Day.
  Announced a transformative newbuild program – a total of eight state-of-the-art vessels, representing approximately 25,000 additional berths, and the construction of a multi-ship pier at Great Stirrup Cay.

1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook” below for additional information about Adjusted Net Cruise Cost excluding Fuel per Capacity Day, Adjusted EPS, Adjusted EBITDA and other non-GAAP financial measures.

Fourth Quarter 2024

  Generated record fourth quarter total revenue of $2.1 billion, a ~6% increase compared to fourth quarter 2023 on a 1% capacity decline. GAAP net income was $254.5 million, a $361.0 million increase compared to fourth quarter 2023, with EPS increasing $0.77 to $0.52. Performance was driven by strong revenue growth and continued execution on cost efficiencies. The quarter also included a $162 million, or $0.31 per share, tax valuation allowance release related to US deferred tax assets and a $70 million, or $0.13 per share, benefit from foreign exchange rates in the quarter.2
  Gross margin per Capacity Day was up 29% versus 2023 on an as reported and Constant Currency basis. Net Yield growth was approximately 9.0% on an as reported and Constant Currency basis, beating guidance by 210 basis points, due to strong onboard spend.
  The Company’s focus on margin enhancement continued to drive cost savings in the quarter. Gross Cruise Costs per Capacity Day was approximately $286 for the quarter. Adjusted Net Cruise Cost excluding Fuel per Capacity Day was approximately $158 as reported and $157 on a Constant Currency basis, slightly above guidance due to increased variable compensation.
  Adjusted EBITDA grew 30% to $468.2 million, a fourth quarter record high, compared to $359.6 million in 2023 and above guidance of approximately $445 million. Adjusted EPS exceeded guidance of $0.09, and grew to $0.26 which includes a $0.15 benefit from foreign exchange in the quarter.

2 Considering a share count of 518 million diluted weighted-average shares outstanding.

Recent Highlights

  S&P upgraded the Company’s unsecured notes one notch to B+ with a positive outlook. Additionally, Moody’s upgraded the Company’s ratings by one notch, with the corporate rating now at B1 with a positive outlook.
  Successfully issued $1,800 million of 6.750% Senior Unsecured Notes due 2032. The net proceeds, together with cash on hand, were used to redeem $1,200 million aggregate principal amount of the 5.875% Senior Notes due 2026 and $600 million aggregate principal amount of 8.375% Senior Secured Notes due 2028.
  The Company successfully upsized its revolving credit facility from $1.2 billion to $1.7 billion, extending the tenor to 5-years with improved pricing.

2025 Outlook

  2025 full year Net Yield guidance on a Constant Currency basis is expected to increase approximately 3.0% versus 2024.
  2025 full year Adjusted EBITDA is expected to be approximately $2.72 billion, or an 11.0% increase versus 2024 including approximately $70 million of headwinds from foreign exchange and fuel since our third quarter earnings report.
  Adjusted Operational EBITDA Margin for the full year 2025 is expected to increase to approximately 37%.
  2025 Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to grow 1.25% on a Constant Currency basis versus 2024.
  Full year Adjusted Net Income is expected to be approximately $1,065 million. Adjusted EPS is expected to be $2.05, increasing approximately 13% year-over-year.
  Net Leverage is expected to end the year at approximately 5x or better.
  Remain committed to Charting the Course targets; progressing towards achieving 2026 goals.

First Quarter 2025 Outlook

  Net Yield is expected to increase approximately 0.5% on a Constant Currency basis versus the first quarter of 2024. This Net Yield growth comes on the back of 16.4% Net Yield growth in the first quarter of 2024 and an increase in Dry-dock capacity and repositioning days on large vessels, lowering year-over-year Occupancy.
  First quarter 2025 Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to grow 3.9% in Constant Currency versus 2024, which includes a 180 basis points impact of increased Dry-dock days and related costs. Excluding this, Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to grow ~2.1%.
  Net Leverage is expected to slightly increase to ~5.7x versus year-end 2024 as a result of the delivery of Norwegian Aqua in March.

Booking Environment Update

The Company continues to experience strong consumer demand for its offerings across itineraries and brands throughout 2025 and into 2026. As a result, the Company remains at its optimal booked position on a 12-month forward basis. Occupancy was 100.8% for the fourth quarter of 2024 and full year 2024 Occupancy was approximately 104.9%. The Company’s advance ticket sales balance, including the long-term portion, ended the fourth quarter of 2024 at $3.2 billion.

Liquidity and Financial Position

The Company is committed to prioritizing efforts to optimize its balance sheet and reduce leverage. As of December 31, 2024, the Company had total debt of $13.1 billion and Net Debt of $12.9 billion. Net Leverage improved by approximately two turns compared to December 31, 2023, ending 2024 at 5.3x.

At year-end, liquidity was $2.0 billion including approximately $190.8 million of cash and cash equivalents, $955.0 million of availability under our Revolving Loan Facility, a $650 million undrawn backstop commitment and other commitments.

“We've made significant strides in strengthening our financial position during 2024, reducing our Net Leverage by two full turns to 5.3 times. This progress was recently recognized by S&P's and Moody’s, which each upgraded our credit ratings with positive outlooks,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “We've started 2025 strong - recently refinancing $1.8 billion of debt, which included replacing $600 million of secured debt with unsecured debt. We also upsized our revolving credit facility to $1.7 billion with improved terms. Through these strategic transactions, we have optimized our collateral utilization and strengthened our capital structure, while supporting our growth trajectory. As we progress through 2025, I am confident we will continue to improve our Net Leverage to approximately 5x or better and strengthen our balance sheet as we make strides towards our 2026 Charting the Course financial targets.”

Outlook and Guidance

In addition to announcing the results for the fourth quarter and full year 2024, the Company also provided guidance for the first quarter and full year 2025, along with accompanying sensitivities. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2025 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2025 Guidance
	First Quarter 2025		Full Year 2025
	As Reported	Constant Currency	As Reported	Constant Currency

Net Yield	~0.1% ~$278	~0.5% ~$279	~2.4% ~$301	~3.0% ~$303

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day[1]	~3.8% ~$171	~3.9% ~$171	~0.9% ~$161	~1.25% ~$162

Capacity Days	~5.71 million		~24.55 million

Occupancy	~101.5%		~103.4%

Adjusted EBITDA	~$435 million		~$2.72 billion

Adjusted Net Income	~$37 million		~$1,065 million

Adjusted EPS[2]	~$0.08		~$2.05

Diluted Weighted-Average Shares Outstanding[3]	~441 million		~520 million

Depreciation and Amortization	~$230 million		~$985 million

Adjusted Interest Expense, net[4]	~$170 million		~$700 million

Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS	~$16 million ~$0.04		~$74 million ~$0.14

Effect of a $1 change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS	~$6 million ~$0.01		~$25 million ~$0.05

Effect of a 1% change in Foreign Exchange rates on Adjusted Net Income / Adjusted EPS	~$1.5 million ~$0.00		~$6.4 million ~$0.01

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(1)	Q1 2025 includes an approximate 180 basis point, or approximately $8 impact of increased Dry-dock days and related costs. Excluding this impact, the Adjusted Net Cruise Cost Excluding Fuel per Capacity Day would increase ~2.0% and ~2.1% on an as reported and Constant Currency basis, respectively, in the first quarter amounting to $163. We do not expect any year-over-year impact from Dry-docks in 2025.
(2)	Based on guidance and using diluted weighted-average shares outstanding of approximately 441 million for the first quarter of 2025 and 520 million for full year 2025.
(3)	Q1 2025 assumes all three of the Company’s exchangeable notes are anti-dilutive and therefore are not included in diluted weighted-average shares outstanding and full year 2025 assumes all three of the Company’s exchangeable notes are dilutive and therefore are included in diluted weighted-average shares outstanding.
(4)	Based on the Company’s December 31, 2024 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase the Company’s annual interest expense by approximately $8 million excluding the effects of capitalization of interest.

The following reflects the foreign currency exchange rates as of January 31, 2025 that the Company used in its first quarter and full year 2025 guidance.

Current Guidance
Euro	$1.04
British pound	$1.24
Australian Dollar	$0.62
Canadian Dollar	$0.69

Fuel

The Company reported fuel expense of $160 million in the quarter. Fuel price per metric ton, net of hedges, decreased to $641 from $726 in 2023. Fuel consumption of 250,000 metric tons was in-line with projections. The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	First Quarter 2025	Full Year 2025
Fuel consumption in metric tons[1]	255,000	990,000
Fuel price per metric ton, net of hedges[2]	$690	$722
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.06

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(1)	Total fuel consumption for the full year 2025 is expected to be comprised mainly of heavy fuel oil and marine gas oil, as well as other fuel types.
(2)	Fuel prices are based on forward curves as of 2/11/2025.

As of December 31, 2024, the Company had hedged approximately 56% and 21% of its total projected metric tons of fuel consumption for 2025 and 2026, respectively. We primarily hedge heavy fuel oil (“HFO”) and marine gas oil (“MGO”). Other fuel types are unhedged. The following table provides amounts hedged and price per metric ton of heavy fuel oil (“HFO”) and marine gas oil (“MGO”).

	2025	2026
Blended HFO and MGO Hedge Price / Metric Ton	$597	$526
Total % of Consumption Hedged	56%	21%

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Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

The following table presents newbuild-and-growth capital expenditures, which mainly consists of capital expenditures related to the construction of new ships, private island developments and enhancements and other strategic growth initiatives:

	First Quarter 2025 (millions)	Full Year 2025 (billions)	Full Year 2026 (billions)	Full Year 2027 (billions)
Newbuild-and-Growth Capital Expenditures, Gross[1]	~$1,295	~$2.5	~$2.4	~$2.5
Export Credit Financing for Newbuild-and-Growth Capital Expenditures	~$850	~$1.5	~$1.5	~$1.8
Newbuild-and-Growth Capital Expenditures, Net of Financing	~$445	~$1.0	~$1.0	~$0.7

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1. Includes all newbuild related capital expenditures including shipyard progress payments.
Note: Numbers may not add due to rounding.

The following table presents other capital expenditures, which mainly consists of investments related to maintenance, Dry-dock renovations, and technology and digital:

	First Quarter 2025 (millions)	Full Year 2025 (millions)
Other Capital Expenditures	~$130	~$590

Company Updates and Other Business Highlights:

Company Updates

  Appointed Jason Montague, an industry veteran with over 20 years of expertise in luxury hospitality, to Chief Luxury Officer for NCLH. In his new role, Mr. Montague will head both Regent Seven Seas Cruises and Oceania Cruises, replacing both Andrea DeMarco and Frank A. Del Rio, and oversee the execution on their multibillion-dollar fleet expansion.

Fleet and Brand Updates

  Norwegian Cruise Line recently announced the two-time Emmy®-Award-winning actor, Eric Stonestreet, as the Company’s new brand ambassador and star of its newest advertising campaign, “Experience More.” In addition, Eric was also named the godfather of the new groundbreaking vessel, Norwegian Aqua. Learn more here.
  Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises announced that the installation of Starlink has been completed across the entire fleet. Learn more here and here.
  Norwegian Cruise Line unveiled all-new and expanded guest experiences aboard the Norwegian Bliss and Norwegian Breakaway. Set to undergo significant updates, the new experiences include a brand-new cinema and dining experience, Silver Screen Bistro; a new outdoor recreational concept, Horizon Park; as well as the extension of popular dining venues; and expanded accommodations including The Haven. Learn more here.

Conference Call

The Company has scheduled a conference call for Thursday, February 27, 2025 at 8:00 a.m. Eastern Time to discuss fourth quarter and full year 2024 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. With a combined fleet of 32 ships and approximately 66,500 berths, NCLH offers itineraries to approximately 700 destinations worldwide. NCLH expects to add 13 additional ships across its three brands through 2036, which will add approximately 41,000 berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income (Loss) divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income (Loss). Net income (loss), adjusted for the effect of dilutive securities and other supplemental adjustments.

Adjusted Operational EBITDA Margin. Adjusted EBITDA divided by Adjusted Gross Margin.

Adjusted ROIC. An amount expressed as a percentage equal to (i) Adjusted EBITDA less depreciation and amortization plus other supplemental adjustments, divided by (ii) the sum of total long-term debt and shareholders’ equity as of the end of a respective quarter, averaged for the most recent five fiscal quarters ending with the last date of the applicable fiscal year.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA for the trailing twelve-months.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Revolving Loan Facility. $1.7 billion senior secured revolving credit facility.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income (Loss), Adjusted EPS, Adjusted ROIC and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital and has used it as a performance measure for our incentive compensation. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We utilize Adjusted Operational EBITDA Margin to assess operating performance. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts our net income (loss), we believe changes in Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income (Loss) and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Income (Loss) and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income (Loss) and Adjusted EPS may not be indicative of future adjustments or results.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, our expectations regarding our results of operations, future financial position, including our liquidity requirements and future capital expenditures, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, including with respect to refinancing, amending the terms of, or extending the maturity of our indebtedness, our ability to comply with covenants under our debt agreements, expectations regarding our exchangeable notes, valuation and appraisals of our assets, expectations regarding our deferred tax assets, and valuation allowances, expected fleet additions and cancellations, including expected timing thereof, our expectations regarding the impact of macroeconomic conditions and recent global events, and expectations relating to our sustainability program and decarbonization efforts may be forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes, disruptions or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new and existing regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets; our success in controlling operating expenses and capital expenditures; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, armed conflict, or threats thereof, acts of piracy, and other international events; public health crises, and their effect on the ability or desire of people to travel (including on cruises); adverse incidents involving cruise ships; our ability to maintain and strengthen our brand; breaches in data security or other disturbances to our information technology systems and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we currently consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. You are cautioned not to place undue reliance on the forward-looking statements included in this release, which speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Sarah Inmon
(786) 812-3233
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue
Passenger ticket	$1,408,734	$1,333,057	$6,415,545	$5,753,966
Onboard and other	700,632	653,399	3,064,106	2,795,958
Total revenue	2,109,366	1,986,456	9,479,651	8,549,924
Cruise operating expense
Commissions, transportation and other	415,580	420,714	1,917,443	1,883,279
Onboard and other	146,057	129,633	661,553	599,904
Payroll and related	332,429	325,882	1,344,718	1,262,119
Fuel	160,418	186,830	698,050	716,833
Food	73,142	86,735	312,992	358,310
Other	179,953	172,019	753,940	648,142
Total cruise operating expense	1,307,579	1,321,813	5,688,696	5,468,587
Other operating expense
Marketing, general and administrative	360,566	328,258	1,434,807	1,341,858
Depreciation and amortization	226,480	212,055	890,242	808,568
Total other operating expense	587,046	540,313	2,325,049	2,150,426
Operating income	214,741	124,330	1,465,906	930,911
Non-operating income (expense)
Interest expense, net	(175,358)	(197,381)	(747,223)	(727,531)
Other income (expense), net	68,337	(35,266)	54,224	(40,204)
Total non-operating income (expense)	(107,021)	(232,647)	(692,999)	(767,735)
Net income (loss) before income taxes	107,720	(108,317)	772,907	163,176
Income tax benefit	146,816	1,832	137,350	3,002
Net income (loss)	$254,536	$(106,485)	$910,257	$166,178
Weighted-average shares outstanding
Basic	439,709,089	425,426,293	435,278,605	424,424,962
Diluted	518,111,963	425,426,293	515,030,548	427,400,849
Earnings (loss) per share
Basic	$0.58	$(0.25)	$2.09	$0.39
Diluted	$0.52	$(0.25)	$1.89	$0.39

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited) (in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$254,536	$(106,485)	$910,257	$166,178
Other comprehensive income (loss):
Shipboard Retirement Plan	6,835	(3,604)	7,118	(3,413)
Cash flow hedges:
Net unrealized loss	(2,974)	(36,606)	(10,642)	(1,773)
Amount realized and reclassified into earnings	8,776	(12,283)	4,923	(26,173)
Total other comprehensive income (loss)	12,637	(52,493)	1,399	(31,359)
Total comprehensive income (loss)	$267,173	$(158,978)	$911,656	$134,819

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$190,765	$402,415
Accounts receivable, net	221,412	280,271
Inventories	149,718	157,646
Prepaid expenses and other assets	448,209	472,816
Total current assets	1,010,104	1,313,148
Property and equipment, net	16,810,650	16,433,292
Goodwill	135,764	98,134
Trade names	500,525	500,525
Other long-term assets	1,512,768	1,147,891
Total assets	$19,969,811	$19,492,990
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$1,323,769	$1,744,778
Accounts payable	171,106	174,338
Accrued expenses and other liabilities	1,180,026	1,058,919
Advance ticket sales	3,105,964	3,060,666
Total current liabilities	5,780,865	6,038,701
Long-term debt	11,776,721	12,314,147
Other long-term liabilities	986,786	839,335
Total liabilities	18,544,372	19,192,183
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; and 439,861,281 shares issued and outstanding at December 31, 2024 and 425,546,570 shares issued and outstanding at December 31, 2023	440	425
Additional paid-in capital	7,921,918	7,708,957
Accumulated other comprehensive income (loss)	(507,039)	(508,438)
Accumulated deficit	(5,989,880)	(6,900,137)
Total shareholders’ equity	1,425,439	300,807
Total liabilities and shareholders’ equity	$19,969,811	$19,492,990

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)

	Year Ended
	December 31,
	2024	2023
Cash flows from operating activities
Net income	$910,257	$166,178
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	973,512	883,236
Deferred income taxes, net	(155,114)	—
(Gain) loss on derivatives	(979)	13,760
Loss on extinguishment of debt	29,175	6,701
Provision for bad debts and inventory obsolescence	6,359	6,190
Gain on involuntary conversion of assets	(4,771)	(6,852)
Share-based compensation expense	91,781	118,940
Net foreign currency adjustments on euro-denominated debt	(25,837)	8,188
Changes in operating assets and liabilities:
Accounts receivable, net	49,304	39,649
Inventories	6,950	(11,042)
Prepaid expenses and other assets	88,366	410,266
Accounts payable	(20,208)	(50,976)
Accrued expenses and other liabilities	65,348	(82,202)
Advance ticket sales	35,680	503,678
Net cash provided by operating activities	2,049,823	2,005,714
Cash flows from investing activities
Additions to property and equipment, net	(1,210,952)	(2,750,362)
Cash paid on settlement of derivatives	(1,789)	(162,942)
Acquisition, net of cash acquired	(27,322)	—
Other	10,675	16,161
Net cash used in investing activities	(1,229,388)	(2,897,143)
Cash flows from financing activities
Repayments of long-term debt	(2,169,045)	(3,758,234)
Proceeds from long-term debt	1,298,599	4,322,941
Proceeds from employee related plans	—	5,307
Net share settlement of restricted share units	(25,333)	(26,860)
Early redemption premium	(19,166)	—
Deferred financing fees	(117,140)	(196,297)
Net cash provided by (used in) financing activities	(1,032,085)	346,857
Net decrease in cash and cash equivalents	(211,650)	(544,572)
Cash and cash equivalents at beginning of the period	402,415	946,987
Cash and cash equivalents at end of the period	$190,765	$402,415

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Passengers carried	665,788	648,893	2,926,794	2,716,546
Passenger Cruise Days	5,881,777	5,856,413	24,593,331	23,311,672
Capacity Days	5,834,290	5,903,305	23,445,397	22,652,588
Occupancy Percentage	100.8%	99.2%	104.9%	102.9%

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Net Yield, Net Per Diem, Capacity Days, Passenger Cruise Days, per Passenger Cruise Day and Capacity Day data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2024			2024
		Constant Currency			Constant Currency
	2024	compared to 2023	2023	2024	compared to 2023	2023
Total revenue	$2,109,366	$2,108,996	$1,986,456	$9,479,651	$9,481,599	$8,549,924
Less:
Total cruise operating expense	1,307,579	1,306,522	1,321,813	5,688,696	5,686,128	5,468,587
Ship depreciation	208,054	208,054	198,012	825,493	825,493	753,629
Gross margin	593,733	594,420	466,631	2,965,462	2,969,978	2,327,708
Ship depreciation	208,054	208,054	198,012	825,493	825,493	753,629
Payroll and related	332,429	332,397	325,882	1,344,718	1,344,620	1,262,119
Fuel	160,418	160,387	186,830	698,050	697,993	716,833
Food	73,142	72,700	86,735	312,992	312,625	358,310
Other	179,953	179,078	172,019	753,940	751,350	648,142
Adjusted Gross Margin	$1,547,729	$1,547,036	$1,436,109	$6,900,655	$6,902,059	$6,066,741

Passenger Cruise Days	5,881,777	5,881,777	5,856,413	24,593,331	24,593,331	23,311,672
Capacity Days	5,834,290	5,834,290	5,903,305	23,445,397	23,445,397	22,652,588

Total revenue per Passenger Cruise Day	$358.63	$358.56	$339.19	$385.46	$385.54	$366.77
Gross margin per Passenger Cruise Day	$100.94	$101.06	$79.68	$120.58	$120.76	$99.85
Net Per Diem	$263.14	$263.02	$245.22	$280.59	$280.65	$260.24

Gross margin per Capacity Day	$101.77	$101.88	$79.05	$126.48	$126.68	$102.76
Net Yield	$265.28	$265.16	$243.27	$294.33	$294.39	$267.82

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2024			2024
		Constant Currency			Constant Currency
	2024	compared to 2023	2023	2024	compared to 2023	2023
Total cruise operating expense	$1,307,579	$1,306,522	$1,321,813	$5,688,696	$5,686,128	$5,468,587
Marketing, general and administrative expense	360,566	360,668	328,258	1,434,807	1,434,245	1,341,858
Gross Cruise Cost	1,668,145	1,667,190	1,650,071	7,123,503	7,120,373	6,810,445
Less:
Commissions, transportation and other expense	415,580	415,903	420,714	1,917,443	1,917,987	1,883,279
Onboard and other expense	146,057	146,057	129,633	661,553	661,553	599,904
Net Cruise Cost	1,106,508	1,105,230	1,099,724	4,544,507	4,540,833	4,327,262
Less: Fuel expense	160,418	160,387	186,830	698,050	697,993	716,833
Net Cruise Cost Excluding Fuel	946,090	944,843	912,894	3,846,457	3,842,840	3,610,429
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	719	719	578	2,875	2,875	2,312
Non-cash share-based compensation (2)	26,211	26,211	22,686	91,781	91,781	118,940
Adjusted Net Cruise Cost Excluding Fuel	$919,160	$917,913	$889,630	$3,751,801	$3,748,184	$3,489,177

Capacity Days	5,834,290	5,834,290	5,903,305	23,445,397	23,445,397	22,652,588

Gross Cruise Cost per Capacity Day	$285.92	$285.76	$279.52	$303.83	$303.70	$300.65
Net Cruise Cost per Capacity Day	$189.66	$189.44	$186.29	$193.83	$193.68	$191.03
Net Cruise Cost Excluding Fuel per Capacity Day	$162.16	$161.95	$154.64	$164.06	$163.91	$159.38
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$157.54	$157.33	$150.70	$160.02	$159.87	$154.03

____________________
(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$254,536	$(106,485)	$910,257	$166,178
Effect of dilutive securities - exchangeable notes	14,985	—	63,308	—
Net income (loss) and assumed conversion of exchangeable notes	269,521	(106,485)	973,565	166,178
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,233	1,010	4,930	4,039
Non-cash share-based compensation (2)	26,211	22,686	91,781	118,940
Extinguishment and modification of debt (3)	—	5,669	29,175	8,822
Reversal of U.S. deferred tax asset valuation allowance (4)	(161,926)	—	(161,926)	—
Effect of dilutive securities - exchangeable notes (5)	(10,310)	—	—	—
Adjusted Net Income (Loss)	$124,729	$(77,120)	$937,525	$297,979

Diluted weighted-average shares outstanding - Net income (loss)	518,111,963	425,426,293	515,030,548	427,400,849
Diluted weighted-average shares outstanding - Adjusted Net Income (Loss) (5)	480,401,556	425,426,293	515,030,548	427,400,849

Diluted EPS	$0.52	$(0.25)	$1.89	$0.39
Adjusted EPS	$0.26	$(0.18)	$1.82	$0.70

____________________
(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)	Losses on extinguishment of debt and modification of debt are included in interest expense, net.
(4)	Non-cash income tax benefit related to the reversal of a valuation allowance on our U.S. deferred tax assets. The deferred tax assets accumulated during the COVID-19 pandemic and a portion of the valuation allowance was released related to the deferred tax assets that more likely than not will be realized in the future. We consider this adjustment to be nonrecurring as it originated as a result of losses incurred during the pandemic and future income tax expense is not expected to change materially as a result of the reversal.
(5)	The impact of the above add-backs results in an anti-dilutive effect on Adjusted EPS related to our exchangeable notes for which we are reducing the impact on GAAP net income and dilutive weighted average shares.

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$254,536	$(106,485)	$910,257	$166,178
Interest expense, net	175,358	197,381	747,223	727,531
Income tax benefit	(146,816)	(1,832)	(137,350)	(3,002)
Depreciation and amortization expense	226,480	212,055	890,242	808,568
EBITDA	509,558	301,119	2,410,372	1,699,275
Other (income) expense, net (1)	(68,337)	35,266	(54,224)	40,204
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	719	578	2,875	2,312
Non-cash share-based compensation (3)	26,211	22,686	91,781	118,940
Adjusted EBITDA	$468,151	$359,649	$2,450,804	$1,860,731

____________________
(1)	Primarily consists of gains and losses, net for foreign currency remeasurements.
(2)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

Net Debt and Net Leverage were calculated as follows (in thousands):

	December 31,	December 31,
	2024	2023
Long-term debt	$11,776,721	$12,314,147
Current portion of long-term debt	1,323,769	1,744,778
Total Debt	13,100,490	14,058,925
Less: Cash and cash equivalents	190,765	402,415
Net Debt	$12,909,725	$13,656,510

Adjusted EBITDA for the twelve months ended	$2,450,804	$1,860,731

Net Leverage	5.27x	7.34x

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted ROIC was calculated as follows (in thousands):

	December 31,	December 31,
	2024	2023
Adjusted EBITDA	$2,450,804	$1,860,731
Less: Depreciation and Amortization	890,242	808,568
Total	1,560,562	1,052,163
Plus: Total long-term debt plus shareholders equity	14,333,899	13,705,994
Adjusted Return on Invested Capital	10.9%	7.7%

Our capital expenditures were previously presented classified as new-build related and non-newbuild. The presentation of capital expenditures under this classification is as follows (in millions):

	Fourth Quarter 2024	Full Year 2024
Newbuild-Related Capital Expenditures, Pre-Financing	$79	$619
Export Credit Financing for Newbuild-Related Capital Expenditures	$43	$355
Newbuild-Related Capital Expenditures, Net of Financing	$36	$264

	Fourth Quarter 2024	Full Year 2024
Non-Newbuild Capital Expenditures	$149	$583